Exhibit 99.1




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MIAMI--(BUSINESS WIRE)--March 22, 1999--On March 21, 1999 Forcenergy Inc
(NYSE:FEN - news) and its subsidiary Forcenergy Resources, Inc. filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

This voluntary action by the Company was precipitated by the prolonged impact of severely reduced oil and gas prices.

Concurrent with this action, the management of Forcenergy is initiating efforts to achieve a comprehensive restructuring with all creditors. The objective of the restructuring will be to position the Company to emerge from Chapter 11 with an improved capital structure and adequate resources to realize maximum value for all stakeholders.

Based on conversations with the Company's agent bank, Forcenergy anticipates that it will have adequate capital and liquidity to fund operating activities during this restructuring period.

Forcenergy Inc is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas. Forcenergy's primary areas of operations are the Gulf of Mexico and Cook Inlet, Alaska.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and natural gas, as well as other risks discussed in detail in the Company's SEC filings, including the Annual Report and Form 10-K for the year ended December 31, 1997. Actual results and outcomes may vary materially.

Contact:

     Forcenergy Inc, Miami
     J. Russell Porter or E. Joseph Grady
     305/856-8500






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